Exhibit 99.3
Supplemental Earnings Material: Q&A – Q3 2024

Q: Do you expect 2025 results to be accretive with the higher expected synergies?
A: We are optimistic about both the near and long-term future of Air Group. We are embarking on integration with the Hawaiian network from a solid financial foundation with a clear path to synergy capture. We plan to share more about our business strategy and revised synergy estimates, including expected synergy capture as well as EPS guidance for 2025 at our Investor Day on December 10th.
Q: How did Q3 2024 unit revenue perform both at Alaska and Hawaiian? Can you speak to competitive capacity trends and how that influenced any areas of your network and performance the third quarter and your outlook for the fourth quarter?

A: As reported, our combined third quarter unit revenues increased 1.3% y/y with both Alaska and Hawaiian network unit revenues inflecting positive in August. Legacy Air Group unit revenues improved ~2% y/y in line with previous guidance. On a pro forma basis, had Alaska and Hawaiian been a combined carrier for the entire third quarter of both 2023 and 2024, unit revenues would have increased 1.4% y/y.

Looking ahead, pro forma unit revenues are expected to be up mid-single digits in the fourth quarter, which, based on current public guidance, would be amongst the best in the industry on a quarter-to-quarter sequential improvement basis.

Legacy Air Group unit revenues are expected to improve from ~2% in the third quarter to up mid-single digits in the fourth quarter. Premium revenue performance continues to outperform main cabin, with first class and premium class revenue up 10% and 8% y/y respectively in the third quarter on only a 5% increase in premium seat capacity.

Positive booking trends have persisted into October and advanced bookings for the holidays are strong although on a monthly basis, December will outperform given the shift of Thanksgiving return travel into early December. Advance bookings in January and February are solid, with positive held load factors versus last year.

Hawaiian network revenue trends are also similarly encouraging, with North America PRASM inflecting positive during the quarter and trending toward up mid-single digits y/y as well in the fourth quarter, while International PRASM is gradually improving from down double digits toward flat y/y. Neighbor Island results are also showing y/y improvement.

Q: Do you envision any domestic route opportunities given pullback from others?

A: We have a clear strategic focus for the development of our network and will first be working on optimally connecting the Alaska and Hawaiian systems. We believe our combination further supports Air Group growth in California given our enhanced relevance to Californian travelers (where Hawaiian is the most preferred carrier to Hawaii) and this month we announced five new nonstop routes, four of which touch California (Las Vegas to San Diego and Santa Rosa, Los Angeles to Pasco and Reno and Portland to Atlanta).

To support our network integration and synergy efforts, we have significantly recalibrated our Seattle and Portland hub flying by time of day to expand and optimize connection opportunities over both the legacy Air Group network and the combined network with Hawaiian. We will further discuss our future network at our Investor Day.
Q: How is corporate demand performing in Q3 2024 and Q4 2024?

A: Following the step change in corporate travel demand to start the year, corporate demand has been strong in September and into October, providing further close in booking strength. For the Alaska network, managed corporate revenue grew 9% y/y in Q3 with double digit growth in the technology and professional services industries and we expect similar trends in the fourth quarter. Hawaiian’s corporate portfolio is materially smaller

Exhibit 99.3
than Alaska’s and is concentrated primarily across Neighbor Island flying with a small percentage between Hawaii and North America.

Q: Can you give us an update on your premium seat retrofit progress since last quarter?

A: We have completed five 737-900ER retrofits so far with 18 expected by year end and the full fleet of 79 aircraft completed prior to next summer. Work begins in early 2025 on our fleet of 137 737-800s, Max 8s and Max 9s with the goal to fully complete these retrofits by summer of 2026.

Q: With many of your low-cost carrier peers changing their product to better attract premium travelers, what are your strengths relative to the product others are looking to launch? How does your inflight experience differentiate from the industry and how do you market these differentiators?

A: We have a strong value proposition, with products and customer service that already cater to different segments of travelers, including those seeking a more premium experience. Whether it be our world class-lounges, generous premium seat pitch, quality onboard food and beverage, or our access to the globe through oneworld with our industry-leading loyalty program, the combination of these elements creates value for our guests. Importantly, we have the most relevance and loyalty in our core geographies and continue to make inroads in the rest of our network. We plan to share more about why this is an important segment of our business, why it will continue to help drive our outperformance as we invest in it even more at our investor day on December 10th.

Q: Your profit-sharing expense increased significantly in Q3 2024, can you explain the drivers, and should we expect a similar level in Q4 2024?

A: As a reminder, beginning in 2023 we implemented a margin-modifier component in addition to our baseline profit-sharing program, incentivizing our teams to focus on achieving the industry’s first, second or third highest adjusted pretax margin. Given the strong performance compared to peers as the year has progressed, with industry-leading margins in the second and third quarters, and with lower fuel prices and revenue strength, our profit forecast has increased, leading to a higher accrual in the quarter. This accrual contributed ~1.5pts of additional CASMex pressure in the quarter compared to prior expectations. We expect a similar level of cost to be accrued in the fourth quarter based on our current expectations and understanding of industry guidance, which will similarly pressure fourth quarter unit costs.

We have a long history of achieving amongst the top 3 margins in the industry, and view continued focus on delivering these margins as critical to the long-term health of the company and believe rewarding all of our employees when we achieve this goal to be a strong motivator that drives sustained financial performance.

Q: Can you explain the puts and takes on Q3 2024 CASMex performance and as well as the drivers of your high-single digit Q4 2024 expectation?

A: In Q3 2024, our tentative agreement with flight attendants did not ratify, and with no current tentative agreement in place, both our third quarter results and fourth quarter guidance do not include costs related to a new agreement. We are scheduled to return to negotiations next month with the mediator and look forward to reaching a deal. Once we reach a tentative agreement, we will begin accruing these costs again and incorporate into forward-looking guidance. As described above, our improving profitability expectations also drove higher profit sharing expense during the quarter and will remain elevated through year-end. Our core cost performance remains strong for costs within our control, helping partially offset the increased profit sharing.

Finally, 2024 has been significantly impacted by lower growth than the level we had planned and built the company for, and we remain resourced for higher capacity delivery. This relative overstaffing and historically low attrition, as well as the natural pressure that lower capacity puts on our fixed cost base, contributed to approximately one-third of our unit cost pressure in the back half of the year. We expect this pressure to be transitory and to return to more optimized resource levels relative to our capacity throughout 2025. Despite this, productivity still improved year over year in the third quarter.

Exhibit 99.3

With growth constrained across the industry, attrition has been low across most workgroups moving into the shoulder season. This, coupled with fewer Boeing deliveries from both production issues and the machinist strike, has resulted in carrying more costs than we anticipated for the level of flying we expect to realize, particularly in the fourth quarter. Near term, we are working to mitigate excess costs through staffing adjustment leaves and still expect modest y/y productivity improvements in the fourth quarter. We view these costs as temporary, and as we begin to take new deliveries, expect to grow into new levels of flying with very few additional resources.

Q: Ex merger, what are the key unit cost headwinds and tailwinds to keep in mind heading into 2025?

A: Throughout 2024 we have experienced several headwinds impacting costs, including most significantly, the MAX grounding and ongoing Boeing strike that have reduced our growth relative to our planning expectations. Although productivity continued to improve, up ~5% y/y in Q3 2024, our full year productivity is only half of what we expected to achieve this year. Although aircraft delivery delays are expected to persist into 2025, we have adjusted our planning and hiring, and expect much of our work group inefficiencies to be tailwinds into 2025. Other cost items such as higher real estate costs will continue to be headwinds, and as we restart negotiations with our flight attendants next month, we expect y/y pressure from a new labor contract once achieved.

Q: How much is capacity growth impacted in Q4 2024 for legacy Air Group, and given continued delays/uncertainty around MAX-10 certification timing, would you consider executing and expanding on Hawaiian’s A321 purchase rights?

A: Following the MAX grounding earlier this year, we lowered our delivery and growth expectations for 2024. However, subsequent delivery delays, compounded by the ongoing strike at Boeing have further reduced our current and future forecasted capacity. As a result, legacy Air Group network growth expectations have been reduced by approximately 2pts in the fourth quarter. We now expect legacy Air Group capacity growth to be less than 2% for the year versus our previous expectation of less than 2.5% growth y/y.

On a combined basis, we expect capacity growth to be approximately 1.5% to 2.5% for the fourth quarter, with the legacy Air Group network roughly flat y/y and the Hawaiian network growing approximately 7-8% y/y.

It remains too early to predict our future fleet strategy now that we operate a mixed fleet again. We are familiar with the A321 and its capabilities and our future fleet design will be influenced by Boeing’s ability to restart MAX production and certify the MAX10 aircraft on schedule.

Q: Now that you’re able to see financial projections of Hawaiian’s network following the closing of the acquisition, how are you feeling about its recovery trajectory?

A: We are excited about both the opportunity to combine our two networks to unlock synergies, as well as about the standalone improvement already happening across the Hawaiian network.

Neighbor Island and North American advanced bookings are strong and International is improving, albeit more slowly. Additionally, significant one-time cost headwinds are rapidly abating.

Hawaiian’s revenue was uniquely impacted by the Maui wildfires and has been challenged by a slower return of Japan point of origin travel. On costs, Hawaiian was exposed to the industry-wide GTF Engine related groundings in addition to aircraft delivery delays and fleet startup costs for both the 787 and A330 freighter fleets. All of these provided significant headwinds to Hawaiian’s 2024 results.
Hawaiian’s results are significantly improved, with EBITDAR that’s been positive since Q2 2024 and Q4 2024 adjusted pretax results approaching break even. While the Hawaiian network is seasonal and will likely see normal first quarter challenges, we anticipate results will be markedly improved in 2025 versus 2024, well before beginning the process of materially synergizing the two companies.

Q: Is 28% your new normalized tax rate?

Exhibit 99.3

A: We anticipate, based on current tax law and internal projections, that our tax rate will normalize back to ~25% in 2025. Our 2024 tax rate reflects on-time acquisition-related impacts related to the transaction.

Q: Are you still planning to repurchase shares to offset dilution this year?
A: After a required pause on share repurchases leading up to the closing of the acquisition, we anticipate resuming share repurchases in the near future.

Q: What are your updated capex expectations this year and next?
A: Our current expectation is to pay for 18 MAX aircraft this year and no further 787 deliveries. Our capex estimate for 2024 remains $1.2-1.3 billion, however, is subject to change given ongoing delivery delays and active dialogue with Boeing to reset our future fleet plan.

Q: Have your plans on fuel hedging evolved with the acquisition at all and how should we think about future fuel inputs?

A: At the end of 2023 we discontinued our hedging program. Our program consisted of very simple hedges on crude oil. However, as these hedges have become more expensive, and refining margins have grown in significance in terms of our overall fuel costs and volatility, we decided to end this program. Our teams are focused on investing in better fuel sourcing with the aim of reducing volatility and lowering our fuel costs. Hawaiian has had a different hedging program in place, which we are currently evaluating, and we will share more on that once a decision is made.

Q: Where are you in the labor process and what is your expected timing for the joint bargaining process and possible economics?

A: We are focused on achieving a ratified deal with our Flight Attendants as quickly as possible and resume mediation in November. We expect joint collective bargaining negotiations to commence with all our unions during 2025.

Q: When will Air Group provide pro-forma results (i.e., Legacy Air Group and Hawaiian combined co.) for prior-year quarters and how far back will financials be restated?

A: Today we provided Article 11 compliant pro-forma results for Q3 2023 and Q4 2023 for comparison purposes. FY 2024 results will only include Hawaiian’s financial results from September 18 through year end.

Q: What are your targeted balance sheet plans over the next 2 years
A: We are excited to share more details on our deleveraging path at our Investor Day. However, we are starting from a strong position even after the close of the acquisition. Following the successful funding of $2.0 billion in loyalty financing in October, our debt to capitalization level rose to 58%, up from 46% in Q2 2024 and our net leverage is now 2.4x vs. 1.0x. These metrics are better than the relative position we previously announced back in December 2023 where we expected debt to capitalization and net leverage to be <60% and <3x, respectively. At these levels, even before we begin to deleverage again, we still have one of the strongest balance sheets in the industry.

Subsequent to quarter close, we refinanced approximately $1.4B of higher-rate debt assumed in the merger, including $985M of HawaiianMiles 11.0% Senior Secured Notes and approximately $436M of other secured debt. These refinancings are expected to drive annualized interest cost savings of approximately $30M for the combined company in the first 12 months.

Q: What are your plans for the future network? What might a higher synergy target look like? How do you plan to execute two brands within one airline? When do you expect the deal to be accretive? Do you have new plans for the future loyalty and credit card program? What do you plan to do with your widebody aircraft? Any early thoughts on 2025 RASM or CASM trends?

Exhibit 99.3
A: We look forward to sharing answers to questions like this at our upcoming investor day December 10th in New York City.